Exhibit 99.1

Media contact:	Karen Denning, 331-332-3535
Investor contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR APPOINTS VINCENT J. INTRIERI AND MARK H. RACHESKY

TO BOARD OF DIRECTORS

Company to Add a Third Director Designated and Mutually Agreed Upon by Icahn Partners and MHR Fund Management, Pursuant to Settlement Agreement

LISLE, Ill., October 8, 2012 – Navistar International Corporation (NYSE: NAV) today announced that Vincent J. Intrieri and Mark H. Rachesky have been appointed to the company’s Board of Directors. The company also agreed to add a third director to the Navistar Board, who will be designated and mutually agreed upon by Icahn Partners and its affiliated entities (“Icahn”) and MHR Fund Management LLC and its affiliated entities (“MHR”).

Mr. Intrieri and Dr. Rachesky will replace Mr. Eugenio Clariond and Mr. Steven J. Klinger, who have agreed to retire from the Navistar Board of Directors. The mutually agreed upon third director will also replace an existing Navistar director. The three new directors will stand for election at the company’s 2013 Annual Meeting of Shareholders. The Board will remain at ten members so long as either Icahn or MHR continues to have a designee on the Board.

“We are pleased to have reached an agreement with Icahn and MHR as we believe it is in the best interest of the company and all of its shareholders,” said Michael N. Hammes, Navistar’s independent lead director.

Lewis B. Campbell, Navistar’s chairman and chief executive officer, said, “Vince and Mark will provide meaningful shareholder representation on the Board, and we welcome their insights and look forward to working with them constructively as we continue to execute on our plan to drive long-term profitability and deliver shareholder value. On behalf of the Board, I would also like to thank Eugenio and Steven for their contributions and service to Navistar during their time as directors.”

Mr. Icahn stated, “I am glad to have reached an agreement that provides strong shareholder representation on the Board and look forward to working diligently with the Board to enhance value at Navistar.”

Dr. Rachesky stated, “I am pleased with the favorable outcome of the process which resulted in giving shareholders meaningful board representation. I look forward to working closely with management and other members of the Board of Directors of Navistar to effect the changes necessary to drive value for all shareholders.”

The appointment of the new directors is pursuant to an agreement the company has entered into with each of Icahn and MHR. In the agreements, Icahn and MHR have agreed that they will not run a proxy contest at the 2013 annual meeting and will support the Board’s nominees, as well as certain other provisions. The full agreements will be filed in a Form 8-K with the Securities and Exchange Commission.

Vincent J. Intrieri has been employed by entities related to Carl C. Icahn since October 1998 in various investment related capacities. Since January 1, 2008, he has served as Senior Managing Director of Icahn Capital L.P., the entity through which Carl C. Icahn manages investment funds. From 2006 to September 2012, he was a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (Nasdaq: IEP). In addition, since November 2004, he has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners, and Icahn Offshore, the general partner of Icahn Master, Icahn Master II and Icahn Master III, entities through which Mr. Icahn invests in securities. He is currently the chairman of CVR Energy, Inc., and also serves on the boards of Federal–Mogul Corporation and Chesapeake Energy Corporation. He is also chairman of the board and a director of PSC Metals, Inc., (a privately held, non-listed company). He is a former director of Motorola Solutions, Inc., Lear Corporation, Dynegy Inc., WCI Communities, Inc., WestPoint International, Inc., National Energy Group, Inc., XO Holdings LLC, American Railcar Industries, Inc. and Viskase Companies, Inc. Mr. Intrieri received his Bachelor’s degree in Accounting from The Pennsylvania State University and was a certified public accountant.

Dr. Rachesky is the President of MHR Fund Management LLC (“MHR”), an investment firm that he founded in 1996. MHR has in excess of $5 billion of assets under management and takes a highly differentiated, control-focused, private equity approach to investing in distressed and undervalued middle-market companies. Dr. Rachesky currently serves as Chairman of the Board of Lions Gate Entertainment Corp., Loral Space & Communications Inc., Telesat Holdings Inc. and Leap Wireless International Inc. Dr. Rachesky holds a B.S. in molecular aspects of cancer from the University of Pennsylvania, a M.D. from the Stanford University School of Medicine and a M.B.A. from the Stanford University School of Business.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, IC Bus™ brand school and commercial buses and Navistar RV recreational vehicles. The company also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com/newsroom.

Cautionary Statement Regarding Forward-Looking Statements

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section27A of the Securities Act of 1933, as amended, Section21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2011 and quarterly reports for fiscal 2012. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.